TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into on March 6, 2018, with retroactive effect as of March I, 2018 (the “Effective Date”), by and between ICTV Brands, Inc., a Nevada corporation (“ICTV US”), and Therma Bright Inc., a British Columbia corporation (the “Buyer”).

WHEREAS, pursuant to the Asset Purchase Agreement entered into as of the date hereof between the Buyer, on the one hand, and ICTV US, ICTV Brands UK Limited, ICTV Brands HK Limited and ICTV Brands Israel Ltd (collectively, the “Sellers”), on the other hand (as the same may be amended, supplemented or modified to date, the “Asset Purchase Agreement”), the Sellers have agreed to sell and transfer to the Buyer, and the Buyer has agreed to purchase, subject to certain conditions, all of the Sellers’ right, title and interest in and to the Purchased Assets;

WHEREAS, subject to the terms and conditions set forth herein, the parties have agreed to enter into this Agreement in order for ICTV US to assist the Buyer by providing to the Buyer certain services and support not otherwise specified in the Asset Purchase Agreement or any other agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I DEFINITIONS

Capitalized terms used herein shall (a) have the meanings ascribed to them in the Asset Purchase Agreement (as defined below) if not otherwise defined herein, or (b) have the following meanings:

“Agreement” shall have the meaning ascribed to such term in the preamble hereto.

“Asset Purchase Agreement” shall have the meaning ascribed to such term in the recitals hereto.

“Damages” shall have the meaning ascribed to such term in Section 2.3.

“Defaulting Party” shall have the meaning ascribed to such term in Section 3.2(c).

“Indemnified Parties” shall have the meaning ascribed to such term in Section 2.3.

“Indemnifying Party” shall have the meaning ascribed to such term in Section 2.3.

“Non-Defaulting Party” shall have the meaning ascribed to such term in Section 3.2(c).

“Services” shall mean the services described in Schedule A to be provided by or on behalf of ICTV US to the Buyer pursuant to the terms and conditions of this Agreement.

“Service Charge” shall have the meaning ascribed to such term in Section 4.1.

“Term” shall have the meaning ascribed to such term in Section 3.1(a).

“Third Party Claim” shall have the meaning ascribed to such term in Section 2.3.

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ARTICLE II SERVICES

Section 2.1 Agreement to Provide Services.

(a) In addition to any obligation ICTV US has to perform services for the Buyer pursuant to any Transaction Documents and subject to the terms of this Agreement, ICTV US shall provide, or shall cause an Affiliate of ICTV US or third parties (subject to Section 2.9) to provide, to the Buyer, or an Affiliate of the Buyer, Services during the Term in scope and in a manner and at a level of service consistent in all material respects with the services provided to the Business as it existed prior to the Effective Date.

(b) For each Service, the parties have set forth on Schedule A, among other things, a description of the Service, the charge for the Service and any other terms applicable thereto.

Section 2.2 Standard of Care.

ICTV US shall provide the Services with the same degree of skill, attention and care as it exercises in performing the same or similar services for itself and its Affiliates.

Section 2.3 Indemnification

Each party (the “Indemnifying Party”) shall defend, indemnify, and hold harmless the other party, its Affiliates, and their respective officers, directors, agents and employees (the “Indemnified Parties”) from and against any and all losses, damages, liabilities, costs and expenses (including reasonable legal fees and expenses) (“Damages”) suffered by, imposed upon or asserted against any of them by a third party (a “Third Party Claim”) as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(a) the failure of the Indemnifying Party to perform or fulfill any of its obligations under this Agreement;

(b) any breach or inaccuracy of any representation or warranty given by the Indemnifying Party contained in this Agreement; and

(c) the fraud, gross negligence or willful misconduct on the part of the Indemnifying Party.

Section 2.4 Modification of Services.

Schedule A identifies the Services to be provided by ICTV US and, subject to the mutual agreement of the parties hereto acting reasonably, it may be amended from time to time to add any additional Services reasonably requested by the Buyer or to modify or to delete Services. During the Term, service upgrades and improvements that ICTV US provides to its own internal organizations shall be made available to the Buyer to the extent that the parties mutually agree upon the price for any such upgrade or improvement.

Section 2.5 Independence.

(a) Unless otherwise agreed in writing, all employees and representatives of ICTV US shall be deemed for purposes of all compensation and employee benefits matters to be employees or representatives of ICTV US and not employees or representatives of the Buyer.

(b) In performing the Services, such employees and representatives shall be under the direction, control and supervision of ICTV US (and not the Buyer) and ICTV US shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

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(c) The relationship of the parties is of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship. Neither the Buyer nor ICTV US shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any understanding on behalf of the other.

Section 2.6 Non-Exclusivity.

Nothing in this Agreement shall preclude the Buyer from obtaining, in whole or in part, services of any nature that may be obtainable from ICTV US, from its own employees or from providers other than ICTV us.

Section 2.7 Cooperation.

The Buyer shall, in a timely manner, take all such actions as may be reasonably necessary or desirable in order to enable or assist ICTV US in performing the Services, including providing necessary information and specific written authorizations and consents, and ICTV US shall be relieved of its obligations hereunder to the extent that the Buyer’s failure to take any such action renders performance by ICTV US of such obligations unlawful or impracticable.

Section 2.8 Limitation on Services.

Unless expressly provided on Schedule A, ICTV US shall not be required to (a) expand its facilities, incur new long-term capital expenses or employ additional personnel in order to provide the Services to the Buyer or (b) provide Services hereunder that are greater in nature and scope than the comparable services provided by ICTV US to the Business prior to the Effective Date.

Section 2.9 Personnel and Third Parties.

In providing the Services, ICTV US, as it deems necessary or appropriate in its reasonable judgment, may (a) use the personnel of ICTV US or its Affiliates and (b) employ the services of third parties to the extent such third party services are routinely utilized to provide similar services to other businesses of ICTV US or are reasonably necessary for the efficient performance of any of such Services; provided that the Buyer consents prior to the use of such third parties, which consent shall not be unreasonably withheld. ICTV US will only employ the services of third parties who have entered into non-disclosure agreements that obligate such third parties to maintain the confidentiality of the Buyer’s confidential information and that prohibit the third party from using such confidential information for any purpose other than in connection with providing the Services.

ARTICLE III TERM AND TERMINATION

Section 3.1 Term.

(a) This Agreement shall become effective on the Effective Date and shall remain in force until the expiration of the last time period for performance of the Services scheduled on Schedule A of this Agreement (the “Term”), unless terminated earlier with respect to a particular Service or with respect to the Agreement pursuant to Section 3.2 below.

(b) The Buyer shall not have any obligation to continue to use any of the Services and may delete any Service from Schedule A that ICTV US is providing to the Buyer by giving ICTV US sixty (60) days’ notice thereof. In the event any Service is terminated by the Buyer, Schedule A shall be amended to reflect such terminated Service.

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Section 3.2 Termination.

(a) If Closing does not occur on or before the Closing Deadline (as defined in the Asset Purchase Agreement), this Agreement shall automatically terminate and the only payment due hereunder shall be the payment set forth in the Side Letter entered into between the Parties as of March I, 2018.

(b) The obligation of ICTV US to provide or cause to be provided a particular Service hereunder shall terminate on the earliest to occur of:

(i) the expiration of the Term;

(ii) the expiration of the term (including any available renewal term) during which such Service is to be provided as specified in Schedule A, each such term to commence on the Effective Date;

(iii) the date sixty (60) days following written notice from ICTV US that ICTV US is discontinuing permanently the provision of such Service to its own internal organizations, provided that, during such 60-day period, ICTV US shall reasonably cooperate with the Buyer in transitioning such Service to another supplier; or

(iv) the date sixty (60) days after ICTV US receives written notice that the Buyer no longer desires that such Service be provided.

(c) Subject to Section 5.1, if either party shall fail to adequately perform in any material respect any of its material obligations under this Agreement (the “Defaulting Party”), the other party entitled to the benefit of such performance (the “Non-Defaulting Party”) may give thirty (30) day’s written notice to the Defaulting Party specifying the nature of such failure or default and stating that the Non-Defaulting Party intends to terminate this Agreement, either in its entirety or partially as set forth in Section 3.2(d), if such failure or default is not cured within thirty (30) days of such written notice. If any failure or default so specified is not cured within such 30-day period, the Non-Defaulting Party may elect to immediately terminate this Agreement in whole or in part with respect to the Defaulting Party. Such termination shall be effective upon giving a written notice of termination from the Non-Defaulting Party to the Defaulting Party and shall be without prejudice to any other remedy which may be available to the Non-Defaulting Party against the Defaulting Party.

(d) Under circumstances specified in Section 3.2(c) entitling the Non-Defaulting Party to terminate this Agreement, the Non-Defaulting Party shall have the following options to partially terminate this Agreement upon the same notice provisions as specified in Section 3.2(c):

(i) if the default relates to the payment for a Service, ICTV US may terminate this Agreement as to the provision of that Service or all Services to the Buyer, but continue this Agreement in all other respects; or

(ii) if the default relates to the provision of a Service, the Buyer may terminate this Agreement as to the provision of that Service or all Services by ICTV US, but continue this Agreement in all other respects.

Section 3.3 Effect of Termination.

(a) The Buyer specifically agrees and acknowledges that all obligations of ICTV US to provide each Service for which ICTV US is responsible hereunder shall immediately cease upon the termination of this Agreement. Upon the cessation of ICTV US’s obligation to provide any Service, the Buyer shall immediately cease using, directly or indirectly, such Service (including any and all software of ICTV US or third-party software provided through ICTV US, telecommunications services or equipment, or computer systems or equipment).

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(b) Upon termination of a Service with respect to which ICTV US holds books, records or files, including current or archived copies of computer files, owned by the Buyer and used by ICTV US in connection with the provision of a Service to the Buyer, ICTV US will return all of such books, records or files as soon as reasonably practicable; provided, however, that ICTV US may make a copy, at its expense, of such books, records or files for archival purposes only.

(c) Without prejudice to the survival of the other agreements of the parties, the following obligations shall survive the termination of this Agreement: (a) the obligations of each party under Section 3.3(b), and (b) ICTV US’s right to receive the Service Charges for the Services provided by it hereunder pursuant to Section 4.1 incurred prior to the effective date of termination.

ARTICLE IV COMPENSATION

Section 4.1 Service Charge.

As consideration for the provision of the Services, the Buyer shall, for each Service performed, pay ICTV US the applicable fee for such Service set forth in Schedule A as appropriate (the “Service Charge”). The Service Charge includes all out-of-pocket expenses incurred in connection with ICTV US’s provision of the Services. In the event the Service is terminated, the Service Charge will be prorated for the number of days of Service received in the calendar month (based on a thirty day month) in which the Service is terminated.

Section 4.2 Invoicing and Payments.

(a) Invoices

After the end of each month, ICTV US, together with its Affiliates providing Services, will submit one invoice to the Buyer for all Services provided to the Buyer and the Buyer’s Affiliates by ICTV US during such month.

All invoices shall be sent to the attention of the Buyer at the address set forth in Section 6.1 or to such other address as the Buyer shall have specified by notice in writing to ICTV US.

(b) Payment

Payment of all invoices in respect of Services shall be made by check or electronic funds transmission in U.S. Dollars, within thirty (30) days of the date of receipt of the invoice. Undisputed amounts unpaid as of such date shall accrue interest at a rate equal to the daily average one-month LIBOR plus one percent (I%). All payments shall be made to the account designated by ICTV US to the Buyer.

Section 4.3 Taxes.

The Service Charges include all taxes and other charges that are imposed now or in the future by any Governmental Entity, including any applicable sales, value added or similar tax that is imposed as a result of any Service rendered hereunder.

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Section 4.4 Disputed Amounts.

In the event the Buyer disputes the accuracy of any invoice, the Buyer shall pay the undisputed portion of such invoice and the parties hereto shall promptly meet and seek to resolve the disputed amount of the invoice.

ARTICLE V FORCE MAJEURE

Section 5.1 Event of Force Majeure.

ICTV US shall not be liable to the Buyer for any interruption, delay or failure to perform Services under this Agreement when such interruption, delay or failure results from causes beyond its reasonable control or as the result of strikes, lock-outs or other labor difficulties; acts of any government, riot, insurrection or other hostilities; embargo, war, terrorism, fuel or energy shortage, network failures, fire, flood, acts of God, wrecks or transportation delays; or inability to obtain equipment, supplies or utilities from usual sources. In such event, the obligations hereunder of ICTV US in providing any Service, and the obligation of the Buyer to pay for any such Service, shall be postponed for such time as its performance is suspended or delayed on account thereof. Upon learning of the occurrence of such event of force majeure, ICTV US shall promptly notify the Buyer, either orally or in writing.

Section 5.2 Reasonable Efforts.

In the event of any failure, interruption or delay in performance of the Services, whether excused or unexcused, ICTV US shall use its reasonable efforts to restore the Services as soon as may be reasonably possible in accordance with its existing contingency plans for such services.

ARTICLE VI MISCELLANEOUS

Section 6.1 Notices.

All notices and other communications required or permitted by this Agreement shall be in writing and shall be deemed given if delivered by hand, mailed by registered mail or certified mail, return receipt requested, or by a nationally recognized overnight courier, or sent by electronic transmission by e-mail, to the appropriate party at the following address (or such other address for a party as shall be specified by notice pursuant hereto), and such notice shall be deemed to have been given and received, if delivered or mailed by registered or certified mail, when delivered to such address, and if e-mailed, on the next Business Day after the transmission of same:

If to ICTV US, to:

Richard Ransom, President

ICTV Brands, Inc.

489 Devon Park Drive, #306

Wayne, PA 19087

E-mail: ransom@ictv brands.com

With copy to:

John Carrino, General Counsel

ICTV Brands, Inc.

489 Devon Park Drive, #306

Wayne, PA 19087

E-mail: carrino@ictvbrands .com

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If to the Buyer, to:

Rob Fia, CEO

Therma Bright Inc.

738-157 Adelaide Street West

Toronto, ON, CAN M5H 4E7

E-mail: rfia@thejenexcorporation.com

With copy to:

Tuba Yamac

BCF LLP

1100 Rene-Levesque West Blvd., 25th Floor

Montreal, QC H3B 5C9

E-mail: tuba.yamac@bcf.ca

Section 6.2 Amendments and Waivers.

This Agreement may not be modified or amended except by an instrument or instruments in writing signed by an authorized officer of each party. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by an authorized officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 6.3 Headings.

The table of contents and the article, section, paragraph and other headings contained in this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 6.4 Entire Agreement.

This Agreement and the Schedule hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof.

Section 6.5 Governing Law.

This Agreement, including all matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the commonwealth of Pennsylvania, without regard to principles of conflicts or choice of laws or any other law that would make the laws of any other jurisdiction other than the commonwealth of Pennsylvania applicable hereto.

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Section 6.6 Arbitration.

In the event of a dispute between any of the parties arising under or relating in any way whatsoever to this Agreement, the disputing parties shall attempt to resolve it through good faith negotiation. If the dispute is not resolved through such negotrnt10n, then the disputing parties shall attempt to resolve it through mediation in the State of Pennsylvania, USA, with a neutral, third-party mediator mutually agreed upon by the disputing parties. Unless otherwise agreed by the disputing parties, the costs of mediation shall be shared equally. If the dispute is not resolved through mediations, then upon written demand by one of the disputing parties it shall be referred to a mutually agreeable arbitrator. The arbitration process shall be conducted in accordance with the laws of the Commonwealth of Pennsylvania, USA. All remedies, legal and equitable, available in court shall also be available in arbitration. The arbitrator’s decision shall be final and binding, and judgement may be entered thereon in a court of competent jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles thereof. In any dispute arising out of or relating in anyway whatsoever to this Agreement, including arbitration, the substantially prevailing party shall be entitled to recover its costs and attorney fees from the other disputing parties.

Section 6.7 Assignment.

ICTV US acknowledges that Buyer is entering this Agreement based on its confidence in ICTV US’s abilities and reputation and that Buyer is unwilling to proceed on the basis set out in this Agreement with any other person or entity; accordingly, this Agreement may not be assigned by ICTV US, except in connection with the sale of all or substantially all of it assets or if the assignment is . However, Buyer may assign its rights to any of its subsidiaries or affiliated companies. ICTV US agrees and undertakes that its consent is not required for any assignment by Buyer. ICTV US shall execute all documents in accordance with Buyer’s instructions, and take whatever actions required by Buyer, to give effect to this Section 6.7.

Section 6.8 Fees and Expenses.

Each party hereto shall be responsible for the fees and expenses incurred by it relating to the drafting, negotiation and enforcement of this Agreement, as well as any other advice sought in connection with this Agreement.

Section 6.9 Binding Nature; Third-Party Beneficiaries.

This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 6.10 Severability.

This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof which shall remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that such restriction may be enforced to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

Section 6.11 Currency.

All monetary amounts mentioned or referred to herein are m United States dollars unless otherwise indicated.

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Section 6.12 Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 6.13 Construction.

(a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Schedule hereto) and not to any particular provision of this Agreement, and article, Section, paragraph, exhibit and schedule references are to the articles, Sections, paragraphs, and exhibits and schedules of this Agreement unless otherwise specified, (iii) the words “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified, and (iv) the word “or” shall not be exclusive.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(c) Any reference to any federal, state, local or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

Section 6.14 Confidentiality.

This Agreement and all information that may be disclosed to a party pursuant to this Agreement shall be subject to the terms of the confidentiality provisions in the Asset Purchase Agreement, and such information shall be held in confidence by each party and its representatives in accordance with the terms of the Asset Purchase Agreement. Without limiting the foregoing, ICTV US agrees to maintain the confidentiality of all non-public information relating to the Buyer or its Affiliates that may be disclosed by the Buyer to ICTV US or its Affiliates in connection with the performance of the Services hereunder and to use such information solely for the purposes of providing the Services hereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Transition Services Agreement to be duly executed as of the day and year first above written.

THERMA BRIGHT INC		ICTV BRANDS, INC

By:	/s/ Rob Fia	By:	/s/ Richard S. Ransom (Mar 6, 2018)
Name:	Rob Fia	Name:	Richard Ransom
Title:	CEO	Title:	President

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Schedule A

Services

Term: 150 days

Services	Service Charge
Marketing and Promotion	See Print Insert Media Costs details below. AVERAGE MEDIA COST PER ORDER (CPO): $60.00 - $90.00

Customer Service and Support	$29.54 per order (lines - 26, 27, 33, 47)

Sales	N/A

Accounting and Finance	$10.58 per order (lines - 25, 31, 32)

Product Fulfillment	$ 6.00 per order (lines – 15)

Research and Development	See Montly Employee Resources details below re : R&D/Technical

Administrative and Management	N/A

Manufacturing	See Estimated Product Costs per sale details below See also Montly Employee Resources details below re : Manufacturing

Operations

Rent: $7,000.00 / month (two months remaining) - TBD thereafter.

o ICTV Obligation: $4,550.00

o JENEX Obligation: $2,450.00 (based on 35% of all FTE)

See also Montly Employee Resources details below re : Operations Manager

Costs associated with moving production from Israel to China

Technical Support	.60 per order (line – 30)

Purchasing	$15.54 / unit (lines - 12 & 16)

Compliance

SII ISO Medical Certificate and Training: est. $3,000 / year. (prorated accordingly)

See also Montly Employee Resources details below re : QA / Compliance

QA/Compliance Travel (twice a year) Israel to China for production set-up and auditing

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PRINT INSERT MEDIA COSTS:

MONTH	MEDIA COSTS	PRINTING COST	FRIEGHT (SHIPPING)
MARCH 2018	$26,787.50	$17,887.50	$1,987.50

MONTH	MEDIA COSTS
APRIL 2018	$87,143.75

MONTH	MEDIA COSTS
MAY 2018	$66,380.75

MONTH	MEDIA COSTS	PRINTING & SHIPPING COSTS
APRIL / MAY 2018		$84,750.00

●	Media cost is not calculated as of the date the initial insert drop/launch period. Launch lasts typically 8 to 12 weeks. Benefit will be realized accordingly.

●	Media costs represent month payment due.

ESTIMATED PRODUCT COSTS PER SALE:

ORDER TYPE	COST OF SALE	COST OF PRODUCT	TOTAL COST
PHONE ORDER	$47.00	$15.00	$62.00
WEB ORDER	$25.00	$15.00	$40.00
AMZNORDER	$41.00	$15.00	$56.00

MONTHLY EMPLOYEE RESOURCES:

POSITION	SALARY (monthly)	CLEARTOUCH %	OBLIGATION (monthly)
QA I Compliance	$8,400.00	100%	$8,400.00
Operations Manager	$10,000.00	25%	$2,500.00
R&D/Technical	$12,000.00	15%	$1,800.00
Manufacturing	$4,000.00	33%	$1,320.00

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